Exhibit 99.1

Abpro to Become Publicly Traded via Merger with Atlantic Coastal Acquisition Corp. II

•	Abpro is a biotechnology company specializing in the development of next-generation antibody therapies intended to improve the lives of those with life-threatening diseases.

•	The transaction values Abpro at $725 million and will help advance Abpro’s drug pipeline to clinical trials.

September 21, 2023 — WOBURN, MA & NEW YORK, NY—Abpro Corporation (“Abpro”), a biotechnology company with the mission of improving the lives of those facing severe and life-threatening diseases with next-generation antibody therapies, and Atlantic Coastal Acquisition Corp. II (NASDAQ: ACAB), a special purpose acquisition corporation (“Atlantic Costal”), today announced a term sheet to enter into a definitive business combination, which was entered into on September 18, 2023. The transaction is expected to close in Q2 of 2024 and would result in an implied equity valuation for Abpro of $725 million.

“This is a milestone for Abpro, and we look forward to working with Atlantic Coastal and its team,” said Ian Chan, CEO and co-founder of Abpro. “The proceeds we expect to raise in connection with this transaction will help accelerate the advancement of our pipeline toward clinical trials and provide the foundation for ongoing development of novel immunotherapies to help patients.”

Abpro is currently in the developmental phase of its next-generation antibody therapies, focusing on HER2+ cancer treatments, including breast, gastric and colorectal cancers, in addition to treatments for Wet AMD/DME and COVID-19. These antibodies are developed using Abpro’s proprietary DiversImmune® platform. Last year, Abpro partnered with Celltrion, which is a leading South Korean pharmaceutical company, in an exclusive collaboration to further advance ABP 102, a t-cell engager, which is being developed for the treatment of HER2+ breast, gastric and pancreatic cancer. In connection with that transaction, Abpro received an equity investment from Celltrion and is eligible for potential milestones up to $1.75 billion.

“We believe that Abpro has great potential to improve the lives of those suffering from life altering diseases with its immunotherapies,” said Shahraab Ahmad, CEO of Atlantic Coastal. “I look forward to working closely with Ian Chan and the entire team at Abpro to advance their antibody treatments.”

Brookline Capital Markets, a Division of Arcadia Securities, LLC, acted as a financial advisor to Abpro Corporation.

About Abpro

Abpro Corporation is a biotechnology company located in Woburn, Massachusetts. The Company’s mission is to improve the lives of mankind facing severe and life-threatening diseases with next-generation antibody therapies. For more information, please visit www.abpro.com.

About Atlantic Coastal Acquisition Corp. II

Atlantic Coastal Acquisition Corp. II (NASDAQ: ACAB) is a special purpose acquisition company. On January 13, 2022, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, President and Director Burt Jordan, CSO Director Tony Eisenberg and CFO Jason Chryssicas. For more information, please visit www.atlantic-coastal.com.

Contacts

Media

Deanna Meservey

Account Director

abpro@matternow.com

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction between Atlantic Coastal and Abpro. This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities of Atlantic Coastal and Abpro, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation

Atlantic Coastal and Abpro and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed transaction. Information about the directors and executive officers of Atlantic Coastal is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation of the shareholders of Atlantic Coastal and a description of their direct and indirect interests in Atlantic Coastal, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

Additional Information and Where To Find It

In connection with the proposed transaction, Atlantic Coastal will file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of Atlantic Coastal’s ordinary shares in connection with Atlantic Coastal’s solicitation of proxies for the vote by Atlantic Coastal’s shareholders with respect to the proposed transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to Abpro stockholders in connection with the proposed transaction. After the Registration Statement has been filed and declared effective, Atlantic Coastal will mail a definitive proxy statement, when available, to its shareholders. The Registration Statement will include information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Atlantic Coastal’s shareholders in connection with the proposed transaction. Atlantic Coastal will also file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Atlantic Coastal and Abpro are urged to read the Registration Statement, the proxy statement/prospectus contained therein, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Atlantic Coastal through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Atlantic Coastal may be obtained free of charge from Atlantic Coastal’s website at www.atlantic-coastal.com or by written request to Atlantic Coastal at Atlantic Coastal Acquisition Corp., 6 St Johns Lane, Floor 5, New York, NY 10013.